Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

EXCO Resources, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-177900, 333-159930, 333-156086, 333-132551, 333-133481, and 333-146376) and Form S-3 (Nos. 333-145885, 333-166131 and 333-169253) of EXCO Resources, Inc. and subsidiaries (the Company) of our reports dated February 27, 2012, with respect to the consolidated balance sheets of EXCO Resources, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of EXCO Resources, Inc.

Our report dated February 27, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, expresses our opinion that EXCO Resources, Inc. did not maintain effective internal control over financial reporting as of December 31, 2011 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company did not maintain effective controls over the computation of the limitation on capitalized costs.

/s/ KPMG LLP

Dallas, Texas

February 27, 2012